Exhibit 5.1
FREDERICK T. MUTO
(858) 550-6010
mutoft@cooley.com
December 5, 2007
SGX Pharmaceuticals, Inc.
10505 Roselle Street
San Diego, CA 92121
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by SGX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of (i) 4,943,154 shares of the Company’s Common Stock, $0.001 par value per share, held by certain selling stockholders (the “Shares”), and (ii) 1,482,944 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants held by such selling stockholders (the “Warrants”).
In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Warrants, the Company’s Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, and such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward Kronish llp

By:	/s/ Frederick T. Muto
Frederick T. Muto, Esq.
4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM